UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2016

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 Drydock Ave., 2nd Floor
Boston, Massachusetts 02210
(Address of principal executive offices and zip code)

(617) 531-6500
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Common Stock and Warrant Private Placement

On October 21, 2016, MetaStat, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with a number of accredited investors (collectively, the “Investors”) pursuant to which the Company may sell up a maximum of 2,000 units, with each unit consisting of (i) 5,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an effective price of $2.00 per share (the “Effective Price”), and (ii) and five-year warrants (the “Warrants”) to purchase 2,500 shares of Common Stock (the “Warrant Shares”), at a purchase price of $3.00 per share (the “Private Placement”). For the benefit of certain Investors that would be deemed to have beneficial ownership in excess of 4.99% or 9.99%, the Company may issue shares of a newly created convertible preferred stock, classified as Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”), in lieu of issuing to such Investors shares of Common Stock in the Private Placement. Each share of Series A-2 Preferred is convertible into 10 shares of Common Stock (the “Conversion Shares”). The offering price is $10,000 per unit.

Pursuant to this final closing of the Private Placement under the Subscription Agreement on October 21, 2016, the Company issued an aggregate of 116.5 units consisting of 582,500 shares of Common Stock and 291,250 Warrants, for an aggregate purchase price of $1,165,000. After deducting placement agent fees and other offering expenses, the Company received net proceeds of approximately $1,070,000. Additionally, the Company issued 5 units consisting of 25,000 shares of Common Stock and 12,500 Warrants to a Company vendor for the cancellation of $50,000 of accounts receivable due to the vendor by the Company. Alere Financial Partners, a division of Cova Capital Partners, LLC (the “Placement Agent”), acted as placement agent in connection with the Private Placement. In connection with the final closing of the Private Placement, the Company will issue the Placement Agent an aggregate of 46,600 placement agent warrants in substantially the same form as the Warrants.

In aggregate, pursuant to all closings in the Private Placement, the Company issued an aggregate of 265.25 units consisting of 843,250 shares of Common Stock, 48,300 shares of Series A-2 Preferred, convertible into 483,000 shares of Common Stock, and 663,125 Warrants, for an aggregate purchase price of $2,602,500, plus the cancellation of $50,000 of accrued payables. After deducting placement agent fees and other offering expenses, the Company received net proceeds of approximately $2.37 million. Additionally, the Company issued the Placement Agent an aggregate of 46,600 placement agent warrants in substantially the same form as the Warrants.

Certain holders of the Company’s outstanding promissory notes and Series B Convertible Preferred Stock have the right, pursuant to the terms of the outstanding securities, to exchange their securities for the securities issued in the Private Placement.

Exchange of Debt into Common Stock and Warrants

Pursuant to the amendment, dated February 12, 2016, between the Company and Dolphin Offshore Partners, L.P. (“Dolphin”), that amended certain terms of the existing promissory note issued to Dolphin, dated July 31, 2015, in the aggregate principal amount of $1,200,000 (the “Existing Promissory Note”), the Private Placement has triggered the voluntary exchange of $600,000 principal amount plus $48,000 of accrued and unpaid interest of the Existing Promissory Note into the securities issued in the Private Placement (the “Note Exchange”).

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) form of Subscription Agreement filed as Exhibit 10.1 hereto; (ii) form of Registration Rights Agreement filed as Exhibit 10.2 hereto, (iii) form of Warrant issued in connection with the Private Placement filed as Exhibit 4.1 hereto, and (iv) form of Series A-2 Convertible Preferred Stock Certificate of Designation as Exhibit 4.2 hereto. For a more complete description of the terms of the Private Placement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2016.

Item 3.02.       Unregistered Sales of Equity Securities.

As described more fully in Item 1.01 above, the issuance of the securities pursuant to the Private Placement and Note Exchange were exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under, and Section 3(a)(9) of, the Securities Act of 1933, as amended.

Item 9.01.       Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1*	Form of Warrant.

4.2*	Series A-2 Convertible Preferred Stock Certificate of Designation

10.1*	Form of Subscription Agreement.

10.2*	Form of Registration Rights Agreement.

* Incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.
Dated: October 27, 2016	By:	Name: Douglas A. Hamilton Title: President and CEO